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Exhibit 10.1

STATE STREET CORPORATION
MANAGEMENT SUPPLEMENTAL RETIREMENT PLAN

Amended and Restated Effective as of January 1, 2008

STATE STREET CORPORATION

MANAGEMENT SUPPLEMENTAL RETIREMENT PLAN

Amended and Restated Effective January 1, 2008

        1.    Purpose.    This Management Supplemental Retirement Plan was adopted effective October 1, 1987 (as the State Street Corporation Supplemental Executive Retirement Plan) in order to increase the overall effectiveness of the Company's executive compensation program so as to attract, retain, and motivate qualified senior management personnel, by providing benefits that are consistent with the particular needs of such personnel, and that are supplemental to benefits provided under the State Street Retirement Plan. This document implements the changes adopted by the Committee on September 18, 2007, and except as otherwise specified herein, it amends and restates the provisions of the Plan effective January 1, 2008.

        2.    Status of Plan.    The Plan is intended to be "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA, and shall be interpreted and administered consistent with that intent. The Plan is intended to be operated in accordance with the requirements applicable to a "nonqualified deferred compensation plan" under Section 409A of the Code and the regulations thereunder and shall be interpreted and administered consistent with that intent.

        3.    Definitions.    When used herein, the following words shall have the meanings indicated below. Terms not defined herein shall have the meanings assigned to them in the State Street Retirement Plan, as from time to time amended and in effect.

          (a)    Actuarial Equivalent  means a benefit of equal value to the benefit which otherwise would have been provided, determined on the basis of the actuarial assumptions and methods then in use under the Retirement Plan.

          (b)    Committee  means the Executive Compensation Committee of the Board of Directors of State Street.

          (c)    Company  means State Street and, as used herein, shall be deemed to include any subsidiary or affiliate of State Street that is a participating employer under the Retirement Plan.

          (d)    Disabled  means, for any Participant, that the Participant, prior to Separation from Service, as determined in the sole discretion of the Committee:

    (i)
    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

    (ii)
    is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 6 months under an accident and health plan covering employees of the Employer.

          (e)    Participant  means any individual described in Section 4.

          (f)    Plan  means this State Street Corporation Management Supplemental Retirement Plan (formerly the State Street Corporation Supplemental Executive Retirement Plan), as from time to time amended and in effect.

          (g)    Retirement Plan  means the State Street Retirement Plan, as from time to time amended and in effect.

          (h)    Retirement Plan Benefit  means the benefit actually payable under the Retirement Plan to a Participant or a Participant's Beneficiary.

          (i)    Separation from Service  means a separation from service, within the meaning of Treas. Regs. §1.409A-1(h), with State Street and any other company that would be treated as a single employer with State Street under the first sentence of Treas. Regs. §1.409A-1(h)(3); and correlative terms shall be construed to have a corresponding meaning.

          (j)    Supplemental Plan Benefit  means the benefit payable to a Participant or a Beneficiary hereunder.

        4.    Participation.    Any individual who was participating in the Plan as of December 31, 2007 (including, for the avoidance of doubt, any individual with vested but unpaid benefits under the Plan) shall be a Participant in the Plan effective January 1, 2008. Participation in the plan is terminable by the Committee in its discretion upon written notice to the Participant and termination shall be effective as of the date contained therein, but in no event earlier than the date of such notice. Notwithstanding anything herein to the contrary, no individual may become a Participant under this Plan after December 31, 2007.

        5.    Amount of Benefits.    Benefits shall be payable hereunder only to (a) Participants who have a Separation from Service on or after their Normal Retirement Date, and their Spouses or other Beneficiaries; (b) Participants who have a Separation from Service prior to January 1, 2008 after having completed at least five years of Vesting Service, or on or after January 1, 2008 after having completed at least three years of Vesting Service, and their Spouses or other Beneficiaries; (c) Participants who become Disabled, and their Spouses or other Beneficiaries; and (d) Spouses or other Beneficiaries of Participants who die while employed by the Company. The amount of such benefit equals (1) minus the sum of (2) and (3), where:

  (1)
  is the lump-sum Actuarial Equivalent of the Participant's Retirement Plan Benefit as it would be determined under the applicable provisions of the Retirement Plan applied without regard to any provision of the Retirement Plan or any requirement imposed by law upon qualified pension plans which limits the benefits under the Retirement Plan to any maximum amount (including, without limitation, the provisions of Section 415 of the Code) and without regard to any such provision of the Retirement Plan or of law which limits the amount of annual compensation of a Participant which may be taken into account in determining benefits (including, without limitation, the provisions of Section 401(a)(17) of the Code);

  (2)
  is the lump-sum Actuarial Equivalent of the Participant's actual Retirement Plan Benefit; and

  (3)
  is the portion, if any, of the amount determined under (1) above that is determined with reference to Basic Credits under Section 4.4(b) of the Retirement Plan, to the extent such portion reflects Base Pay in excess of $500,000.

In the event that a Participant's coverage under this Plan is terminated or interrupted before the occurrence of any event described in the preceding paragraph, but such Participant nevertheless continues in the employment of the Company until the occurrence of such an event, the amount of his or her benefit shall be adjusted by the Committee in a reasonable and consistent manner to reflect such termination or interruption.

        6.    Payment of Supplemental Plan Benefit.    Benefits under the Plan shall be paid as follows:

  (a)
  A Participant whose Supplemental Plan Benefit commenced prior to January 1, 2008 shall continue to receive his or her benefits in same form after January 1, 2008.

  (b)
  A Participant who has a Separation from Service on or after January 1, 2008 shall be paid his or her Supplemental Plan Benefit in a single lump sum on the first business day after the date that follows the Participant's Separation from Service by six months.

  (c)
  A Participant who had a Separation from Service prior to January 1, 2008 but whose Supplemental Plan Benefit has not been paid or commenced prior to January 1, 2009 shall be paid his or her Supplemental Plan Benefit in a single lump sum on July 1, 2009.

  (d)
  Notwithstanding paragraphs (b) and (c) above, a Participant who is entitled to payment under the State Street Corporation Supplemental Defined Benefit Pension Plan and whose Supplemental Plan Benefit has not been paid or commenced prior to January 1, 2008 shall be paid his or her Supplemental Plan Benefit as follows:

  (i)
  if the Participant's Retirement Plan Benefit is determined under Section 4.6 of the Retirement Plan, as a three-year fixed annuity; and otherwise

  (ii)
  in three annual installments, the first installment being equal to one-third of the amount of the Supplemental Plan Benefit that remains unpaid, the second installment being equal to one-half of the amount of the Supplemental Plan Benefit that remains unpaid, and the third installment being equal to the full amount of the Supplemental Plan Benefit that remains unpaid.

  (e)
  Notwithstanding paragraphs (b), (c) and (d) above, if a Participant becomes Disabled, the Participant's unpaid Supplemental Plan Benefit shall be distributed as follows:

  (i)
  if the Participant is not described in paragraph (d) above, in a single lump sum cash payment, by the later of (A) the end of the calendar year in which the Participant becomes Disabled, and (B) the fifteenth day of the third month following the date on which the Participant becomes Disabled, provided the Participant has remained Disabled through the date of payment; and

  (ii)
  if the Participant is described in paragraph (d) above, in the form provided under paragraph (d)(i) or (d)(ii), as applicable, commencing by the later of (A) the end of the calendar year in which the Participant becomes Disabled, and (B) the fifteenth day of the third month following the date on which the Participant becomes Disabled, provided the Participant has remained Disabled through the commencement date.

  (f)
  Notwithstanding paragraphs (b), (c), (d) and (e) above, a Participant's unpaid Supplemental Plan Benefit shall be distributed in a single lump sum cash payment to the Participant's Beneficiary or Beneficiaries as soon as practicable (and in all events within 90 days) following the Participant's death.

  (g)
  Notwithstanding anything to the contrary in the Plan, in the event a Participant who has Separated from Service subsequently returns to employment with the Company, payment of the Participant's Supplemental Plan Benefit accrued prior to such Separation from Service shall not be suspended or otherwise delayed.

        7.    Administration and Claims.    The complete authority to control and manage the operation and administration of the Plan shall be placed in the Committee. The determination of the Committee as to any disputed question shall be conclusive. All actions, decisions and interpretations of the Committee shall be performed in a uniform and non-discriminatory manner. The Committee has established the procedures set forth on Exhibit A for determining claims for benefits under the Plan. The Committee may modify or update Exhibit A from time to time without any amendment under Section 9 being required.

        8.    Miscellaneous.

          (a)    Source of payments.    All payments hereunder shall be paid from the general assets of State Street, including for this purpose, if State Street in its sole discretion so determines, assets of one or more trusts established to assist in the payment of benefits hereunder. Any trust established pursuant to the preceding sentence shall provide that trust assets remain subject to the employer's general creditors in the event of insolvency or bankruptcy and shall otherwise contain such terms as are necessary to ensure that they do not constitute a "funding" of the Plan for purposes of the Code or ERISA.

          (b)    Certain tax matters.    Payments hereunder shall be reduced by required tax withholdings. If any portion of a Participant's Supplemental Plan Benefit is determined by the Committee to be includible by reason of Section 409A in a Participant's or Beneficiary's income prior to the time provided for payment under paragraph 6 above, such portion shall be paid to the Participant or Beneficiary as soon as practicable.

          (c)    Inalienability of benefits.    Except as required by law, no benefit under, or interest in, the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. Neither the Participant, nor a Spouse, nor any Beneficiary shall be entitled to have such payments commuted or made otherwise than in accordance with the provisions of the Plan.

          (d)    Reclassification of Employment Status.    Notwithstanding anything herein to the contrary, an individual who is not characterized or treated as a common law employee by the Company shall not be eligible to participate in the Plan. However, in the event that such an individual is reclassified or deemed to be reclassified as a common law employee, the individual shall be eligible to participate in the Plan as of the Entry Date coinciding with or next following the reclassification date (to the extent such individual otherwise qualifies as an to participate in the Plan). If the effective date of any such reclassification is prior to the actual date of such reclassification, in no event shall the reclassified individual be eligible to participate in the Plan retroactively to the effective date of such reclassification.

          (e)    No right of employment.    Nothing contained herein, nor any action taken under the provisions hereof, shall be construed as giving any Participant the right to be retained in the employ of the Company.

          (f)    Headings.    The headings of the sections in the Plan are placed herein for convenience of reference, and, in the case of any conflict, the text of the Plan, rather than such heading, shall control.

          (g)    Construction.  The Plan shall be construed, regulated, and administered in accordance with the laws of the Commonwealth of Massachusetts and applicable federal laws.

        9.    Amendment or Discontinuance.    The Committee may amend or discontinue this Plan at any time without prior notice of intent. However, the Company undertakes to ensure that this Plan will be binding upon any present or future parent, subsidiary or affiliate of the Company or any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the assets of the Company. No amendment or discontinuance of the Plan shall deprive any Participant who has had a Separation from Service, or any Spouse or other Beneficiary of a deceased Participant, of any Supplemental Plan Benefits to which he or she was entitled under the Plan as in effect immediately prior to such amendment or discontinuance, and no discontinuance or amendment shall adversely affect the Supplemental Plan Benefit accrued hereunder by any Participant prior to the effective date of such amendment. For purposes of this Section 9, the Supplemental Plan Benefit accrued by a Participant at the time of any amendment or discontinuance shall be deemed to be the benefit to which the Participant would have been entitled under the provisions of Section 5 if the Participant had Separated from Service on the date of such amendment or discontinuance.

        IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by its duly authorized officer on the 26th day of October, 2007.

STATE STREET CORPORATION
By	David C. O'Leary Executive Vice President

Exhibit A

STATE STREET CORPORATION
DEFERRED COMPENSATION PLAN CLAIMS PROCEDURES

(Amended and Restated Effective January 1, 2008)

        These Claims Procedures for filing and reviewing claims have been established and adopted for the State Street Corporation Management Supplemental Savings Plan, and the State Street Corporation Management Supplemental Retirement Plan (each, a "Plan," and together, the "Plans") and are intended to comply with Section 503 of ERISA and related Department of Labor regulations. These amended and restated Claims Procedures are effective for claims made under the Plans on or after January 1, 2008.

        1.    In General.    Any employee or former employee, or any person claiming to be a beneficiary with respect to such a person, may request, with respect to any of the Plans:

  a)
  a benefit payment,

  b)
  a resolution of a disputed amount of benefit payment, or

  c)
  a resolution of a dispute as to whether the person is entitled to the particular form of benefit payment.

        A request described above and filed in accordance with these Procedures is a claim, and the person on whose behalf the claim is filed is a claimant. A claim must relate to a benefit which the claimant asserts he or she is already entitled to receive or will become entitled to receive within one year following the date the claim is filed.

        2.    Effect on Benefit Requests in Due Course.    Each Plan has established procedures for benefit applications, selection of benefit forms, designation of beneficiaries, determination of qualified domestic relations orders, and similar routine requests and inquiries relating to the operation of the Plan.

        3.    Filing of Claims.

  a)
  Each claim must be in writing and delivered by hand or first-class mail (including registered or certified mail) to the Plan Administrator, at the following address:

      GHR U.S. Benefits Planning
      State Street Corporation
      c/o Vice President, GHR-U.S. Benefits Planning
      2 Avenue de Lafayette, LCC 1E
      Boston, MA 02111-1724

    A claim must clearly state the specific outcome being sought by the claimant.

  b)
  The claim must also include sufficient information relating to the identity of the claimant and such other information reasonably necessary to allow the claim to be evaluated.

  c)
  In no event may a claim for benefits be filed by a Claimant more than 120 days after the applicable "Notice Date," as defined below.

  i)
  In any case where benefits are paid to the Claimant as a lump sum, the Notice Date shall be the date of payment of the lump sum.

  ii)
  In any case where benefits are paid to the Claimant in the form of an annuity or installments, the Notice Date shall be the date of payment of the first installment of the annuity or payment of first installment.

    iii)
    In any case where the Plan (prior to the filing of a claim for benefits) determines that an individual is not entitled to benefits (for example (without limitation) where an individual terminates employment and the Plan determines that he has not vested) and the Plan provides written notice to such person of its determination, the Notice Date shall be the date of the individual's receipt of such notice.

    iv)
    In any case where the Plan provides an individual with a written statement of his account as of a specific date or the amounts credit to, or charged against, his account within a specified period, the Notice Date with regard to matters described in such statement shall be the date of the receipt of such notice by such individual (or beneficiary).

        4.    Processing of Claims.    A claim normally shall be processed and determined by the Plan Administrator within a reasonable time (not longer than 90 days) following actual receipt of the claim. However, if the Plan Administrator determines that additional time is needed to process the claim and so notifies the claimant in writing within the initial 90-day period, the Plan Administrator may extend the determination period for up to an additional 90 days. In addition, where the Plan Administrator determines that the extension of time is required due to the failure of the claimant to submit information necessary in order to determine the claim, the period of time in which the claim is required to be considered pursuant to this Paragraph 4 shall be tolled from the date on which notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information. Any notice to a claimant extending the period for considering a claim shall indicate the circumstances requiring the extension and the date by which the Plan Administrator expects to render a determination with respect to the claim. The Plan Administrator shall not process or adjudicate any claim relating specifically to his or her own benefits under a Plan.

        5.    Determination of Claim.    The Plan Administrator shall inform the claimant in writing of the decision regarding the claim by registered or certified mail posted within the time period described in Paragraph 4. The decision shall be based on governing Plan documents. If there is an adverse determination with respect to all or part of the claim, the written notice shall include:

  a)
  the specific reason or reasons for the denial,

  b)
  reference to the specific Plan provisions on which the denial is based,

  c)
  a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary,

  d)
  reference to and a copy of these Procedures, so as to provide the claimant with a description of the relevant Plan's review procedures and the time limits applicable to such procedures, a description of the claimant's rights regarding documentation as described in Paragraph 9, and

  e)
  a statement of the claimant's rights under Section 502(a) of ERISA to bring a civil action with respect to an adverse determination upon review of an appeal filed under Paragraph 6.

        For purposes of these Procedures, an adverse determination shall mean determination of a claim resulting in a denial, reduction, or termination of a benefit under a Plan, or the failure to provide or make payment (in whole or in part) of a benefit or any form of benefit under a Plan. Adverse determinations shall include denials, reductions, etc. based on the claimant's lack of eligibility to participate in the relevant Plan. All decisions made by the Plan Administrator under these Procedures shall be summarized in a report to be maintained in the files of the Plan Administrator. The report shall include reference to the applicable governing Plan provision(s) and, where applicable, reference to prior determinations of claims involving similarly situated claimants.

        6.    Appeal of Claim Denials—Appeals Committee.    A claimant who has received an adverse determination of all or part of a claim shall have 60 days from the date of such receipt to contest the denial by filing an appeal. An appeal must be in writing and delivered to the Plan Administrator. An appeal will be considered timely only if actually received by the Plan Administrator within the 60-day period or, if sent by mail, postmarked within the 60-day period. The timely review will be completed by the Appeals Committee and should be sent to:

    Appeals Committee
    State Street Corporation
    c/o Vice President, GHR-U.S. Benefits Planning
    2 Avenue de Lafayette, LCC 1E
    Boston, MA 02111-1724

        The Appeals Committee shall meet at such times and places as it considers appropriate, shall keep a record of such meetings and shall periodically report its deliberations to the Plan Administrator. Such reports shall include the basis upon which the appeal was determined and, where applicable, reference to prior determinations of claims involving similarly situated claimants. The vote of a majority of the members of the Appeals Committee shall decide any question brought before the Appeals Committee.

        7.    Consideration of Appeals.    The Appeals Committee shall make an independent decision as to the claim based on a full and fair review of the record. The Appeals Committee shall take into account in its deliberations all comments, documents, records and other information submitted by the claimant, whether submitted in connection with the appeal or in connection with the original claim, and may, but need not, hold a hearing in connection with its consideration of the appeal. The Appeals Committee shall consider an appeal within a reasonable period of time, but not later than 60 days after receipt of the appeal, unless the Appeals Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time. If the Appeals Committee determines that an extension of time is required, it will cause written notice of the extension, including a description of the circumstances requiring an extension and the date by which the Appeals Committee expects to render the determination on review, to be furnished to the claimant before the end of the initial 60-day period. In no event shall an extension exceed a period of 60 days from the end of the initial period; provided, that in the case of any extension of time required by the failure of the claimant to submit information necessary for the Appeals Committee to consider the appeal, the period of time in which the appeal is required to be considered under this Paragraph 7 shall be tolled from the date on which notification of the extension is sent to the claimant until the date on which the claimant responds to the Appeals Committee's request for additional information.

        8.    Resolution of Appeal.    Notice of the Appeals Committee's determination with respect to an appeal shall be communicated to the claimant in writing by registered or certified mail posted within the time period described in Paragraph 7. If the determination is adverse, such notice shall include:

  a)
  the specific reason or reasons for the adverse determination,

  b)
  reference to the specific plan provisions on which the adverse determination was based,

  c)
  reference to and a copy of these Procedures, so as to provide the claimant with a description of the claimant's rights regarding documentation as described in Paragraph 9, and

  d)
  a statement of the claimant's rights under Section 502(a) of ERISA to bring a civil action with respect to the adverse determination.

        9.    Certain Information.    In connection with the determination of a claim or appeal, a claimant may submit written comments, documents, records and other information relating to the claim and may request (in writing) copies of any documents, records and other information relevant to the claim. An item shall be deemed relevant to a claim if it:

  a)
  was relied on in determining the claim,

  b)
  was submitted, considered or generated in the course of making such determination (whether or not actually relied on), or

  c)
  demonstrates that such determination was made in accordance with governing Plan documents (including, for this purpose, these Procedures) and that, where appropriate, Plan provisions have been applied consistently with similarly situated claimants.

        The Plan Administrator shall furnish free of charge copies of all relevant documents, records and other information so requested; provided, that nothing in these Procedures shall obligate State Street Corporation ("State Street"), the Plan Administrator, or any person or committee to disclose any document, record or information that is subject to a privilege (including, without limitation, the attorney-client privilege) or the disclosure of which would, in the Plan Administrator's judgment, violate any law or regulation.

        10.    Rights of a Claimant Where Appeal is Denied.

  a)
  The claimant's actual entitlement, if any, to bring suit and the scope of and other rules pertaining to any such suit shall be governed by, and subject to the limitations of, applicable law, including ERISA. By extending to an employee or former employee the right to file a claim under these Procedures, neither State Street nor any person or committee appointed as Plan Administrator acknowledges or concedes that such individual is a participant in any particular Plan within the meaning of such Plan or ERISA, and reserves the right to assert that an individual is not a participant in any action brought under Section 502(a).

  b)
  In no event may any legal proceeding regarding entitlement to benefits or any aspect of benefits under the Plan be commenced later than the earliest of

  i)
  two years after the applicable Notice Date; or

  ii)
  one year after the date a claimant receives a decision from the Appeals Committee regarding his appeal, or

  iii)
  the date otherwise prescribed by applicable law.

  c)
  Before any legal proceeding can be brought, a participant must exhaust the claim appeals procedures as set forth herein.

        11.    Special Rules Regarding Disability.    Certain benefits under the Plans are contingent upon an individual's incurring a disability. Where a claim requires a determination by State Street as to whether an individual is "disabled" as defined under the Plan, the additional rules set forth in Schedule 1 to these Procedures shall apply to the claim. However, where disabled status is based upon actual entitlement to benefits under a separate plan in which the individual participates or is otherwise covered, the determination of such status for purposes of each Plan shall be made under such separate disability plan, and any claims or disputes as to disabled status under such plan or program shall be resolved in accordance with the procedures established for that purpose under the separate plan or program.

        12.    Authorized Representation.    A claimant may authorize an individual to represent him/her with respect to a claim or appeal made under these Procedures. Any such authorization shall be in writing, shall clearly identify the name and address of the individual, and shall be delivered to the Plan Administrator at the address listed in Paragraph 3. On receipt of a letter of authorization, all parties authorized to act under these Procedures shall be entitled to rely on such authorization, until similarly revoked by the claimant. While an authorization is in effect, all notices and communications to be provided to the claimant under these Procedures shall also be provided to his/her authorized representative.

        13.    Form of Communications.    Unless otherwise specified above, any claim, appeal, notice, determination, request, or other communication made under these Procedures shall be in writing, with original signed copy delivered by hand or first class mail (including registered or certified mail). A copy or advance delivery of any such claim, appeal, notice, determination, request, or other communication may be made by electronic mail or facsimile. Any such electronic or facsimile communication, however, shall be for the convenience of the parties only and not in substitution of a writing required to be mailed or delivered under these Procedures, and receipt or delivery of any such claim, appeal, notice, determination, request, or other written communication shall not be considered to have been made until the actual posting or receipt of original signed copy, as the case may be.

        14.    Reliance on Outside Counsel, Consultants, etc.    The Plan Administrator and the Appeals Committee may rely on or take into account advice or information provided by such legal, accounting, actuarial, consulting or other professionals as may be selected in determining a claim or appeal, including those individuals and firms that may render advice to State Street or the Plans from time to time.

        15.    Amendment of Procedures—Interpretation.    These Procedures may be modified at any time and from time to time by written action of the Plan Administrator and shall be deemed automatically modified to incorporate any requirement attributable to a change in the applicable Department of Labor regulations after the date hereof. The Plan Administrator shall have complete discretion to interpret and apply these Procedures, including, for purposes of applying these Procedures, such regulations. Further, nothing in these Procedures shall be construed to limit the discretion of the Plan Administrator or its designee to interpret the Plans or, subject to the right of appeal of an adverse determination, the finality of the decision of the Plan Administrator or its designee, all as set forth in the Plans.

Schedule 1

Special Rules Regarding Certain Disability Claims

        Pursuant to Paragraph 11 in the Claims Procedures, the following special rules supplement the Claims Procedures and apply only in the case of a claim ("Disability Claim") which requires a determination by State Street as to whether an individual is "disabled" as defined under the Plan.

        Time to Process Claims.    The Plan Administrator will process and inform the claimant of the determination of the Disability Claim in accordance with Paragraphs 4 and 5 of the Claims Procedures, except that a period of 45 days shall apply instead of the initial 90 days in which to process and determine the Disability Claim. This period may be extended initially by the Plan Administrator for 30 days if the claimant is notified before the end of the original 45-day period that the extension is necessary due to matters beyond the control of the Plan Administrator. This 30-day extension period may be extended by the Plan Administrator for an additional 30 days if the claimant is notified before the end of the first 30-day extension that the extension is necessary due to circumstances beyond the control of the Plan Administrator. Any notice of an extension will explain the reason for the extension, when the Plan Administrator expects to rule on the Disability Claim, the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the Disability Claim, and any additional information needed to resolve those issues. If the claimant is informed that he/she needs to provide additional information necessary to resolve Disability Claim issues, the claimant will have 45 days from the date he/she receives the extension notice to provide the additional information.

        Determination of Claim and Notice of Determination.    If disabled status is based on eligibility for benefits under a long-term disability plan maintained by State Street, the Plan Administrator will determine which long-term disability plan is the applicable plan for the claimant, and whether the claimant would be certified as disabled under such long-term disability plan by applying the standards and definitions used in the long-term disability plan. The Plan Administrator may require and rely on the written report or certification from a licensed physician selected or approved by the Plan Administrator. In addition to the requirements of Paragraph 5 in the Claims Procedures, any written notice of an adverse determination of a Disability Claim will include a copy of any internal rules, guidelines, protocols, or other similar criteria that were relied on in the decision-making, or a statement that the determination was based on the applicable items mentioned above, and that copies of the applicable items will be provided, free of charge, on the claimant's request. In addition, if the adverse determination is based on a medical necessity, experimental treatment or similar exclusion or limit, the notice will contain an explanation of the scientific or clinical judgment used in the determination, applying the terms of the relevant long-term disability plan to the claimant's medical circumstances, or a statement that such explanation will be provided, free of charge, upon the claimant's request.

        Appeal of a Claim Denial.    Notwithstanding Paragraph 6 of the Claims Procedures, a claimant who has received an adverse determination of all or part of a Disability Claim shall have 180 days from the date of receipt to appeal the denial ("Disability Appeal"). Notwithstanding Paragraph 7 of the Claims Procedures, review of a Disability Appeal will be conducted by the Appeals Committee without deference to the initial adverse benefit determination by the Plan Administrator, and no member of the Appeals Committee will participate in the review of a Disability Claim if such member made the adverse benefit determination that is the subject of the Disability Appeal or is the subordinate of the person who made such determinations.

        If the adverse determination was based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, the Appeals Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who was not consulted in connection with the initial claim denial (and who is not the subordinate of any such person). Any medical or vocational experts whose advice was obtained will be identified, without regard to whether the advice was relied upon in making the benefit determination. Notwithstanding Paragraphs 7 and 8 of the Claims Procedures, the Appeals Committee shall consider and communicate its determination with respect to a Disability Appeal within a reasonable time, but not later than 45 days after receipt of the Disability Appeal, unless special circumstances require an extension for processing, in which case a decision will be made within a 45-day extension period.

        Resolution of Appeal.    In addition to the information required by Paragraph 8 of the Claims Procedures, any written notice by the Appeals Committee of an adverse determination on a Disability Appeal will include a description of any specific internal rules, guidelines, protocols, or other similar criteria that were relied on in making the decision, or a statement that the decision was based on the applicable items mentioned above, and copies of the applicable items will be provided, free of charge, upon the claimant's request. In addition, if the adverse determination of the Disability Appeal is based on a medical necessity, experimental treatment or similar exclusion or limit, the notice will contain an explanation of the scientific or clinical judgment used in the determination, applying the terms of the relevant long-term disability plan to the claimant's medical circumstances, or a statement that such explanation will be provided, free of charge, at the claimant's request.

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  Exhibit 10.1